Exhibit 99.1

Contacts: Investor Relations InvestorRelations@uscentury.com

Media Relations Martha Guerra-Kattou MGuerra@uscentury.com

USCB Financial Holdings, Inc. Names Sergio Garrido Chief Credit Officer;

Announces Retirement of William “Bill” Turner

MIAMI — June 1, 2026— USCB Financial Holdings, Inc. (the “Company”) (NASDAQ: USCB), the holding company for U.S. Century Bank (the “Bank”), today announced that Sergio E. Garrido has been appointed Senior Vice President and Chief Credit Officer of the Bank, effective July 6, 2026.

Garrido succeeds William “Bill” Turner, who will retire on July 3, 2026, following a distinguished banking career spanning more than four decades. “We are very grateful to Bill for his leadership and many contributions to U.S. Century Bank, and we wish him the very best in his retirement,” said Luis de la Aguilera, Chairman, President and CEO. “He has been a trusted and valued colleague, and we will miss his partnership.”

Garrido brings more than 15 years of commercial credit and credit risk management experience, including over 11 years at the Bank. Most recently, he served as Director of Credit Underwriting, where he led the credit underwriting organization, working side by side with the credit team, lenders, regulators, auditors, and executive leadership to help build the strong credit portfolio the Bank is known for today. Garrido also played an integral role in supporting the Bank during its initial public offering in 2021 and continued evolution as a public company.

“Sergio’s deep institutional knowledge, strong credit judgment, and proven leadership make him well prepared to assume the role of Chief Credit Officer,” said de la Aguilera. “Our board of directors and management team have full confidence in his ability to lead our credit organization.”

This appointment reflects a carefully planned transition designed to ensure continuity of the Bank’s disciplined credit culture, while underscoring its commitment to developing talent from within the company.

“Sergio’s involvement over the past 11 years spans virtually every loan decision and strategic credit initiative,” added de la Aguilera. “His appointment demonstrates our commitment to thoughtful and seamless succession planning and to developing our next generation of leaders.”

Garrido holds an MBA from the University of Florida and a bachelor’s degree from Florida International University.

About USCB Financial Holdings, Inc.

USCB Financial Holdings, Inc. is the bank holding company for U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state of Florida. U.S. Century Bank is rated 5-Stars by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services and supports numerous community organizations, including the Greater Miami Chamber of Commerce, the South Florida Hispanic Chamber of Commerce, and ChamberSouth. For more information or to find a U.S. Century Bank banking center near you, please call (305) 715-5200 or visit www.uscentury.com.